Exhibit 4.2

Resolutions of the Board of Directors of the Registrant

STRICTLY CONFIDENTIAL

PRUDENTIAL PLC

EXTRACT OF MINUTES OF A BOARD MEETING HELD ON 17 FEBRUARY 2005

Following a general discussion it was

RESOLVED

a)           THAT the issue of hybrid capital securities by the Company in one or more tranches in one or more markets which may or may not be convertible or exchangeable into preference shares of the Company, up to a total amount of £1.2bn (or its equivalent in another currency). The precise terms of such capital securities to be determined by a committee of the board established pursuant to resolution (d);

b)           THAT the exchange of the hybrid capital securities for existing securities of the Company and/or the use of the proceeds of the hybrid capital securities for the purchase or redemption of existing securities of the Company; and

c)           THAT all other things, acts and matters necessary and/or desirable in connection with the proposed transaction.

It was further

RESOLVED

d)           THAT a committee of the Board be established consisting of the Group Finance Director, the Director, Group Finance and Risk, and the Managing Director, Prudential Finance, with a quorum of two members, and that this committee be and is hereby authorised (with express authority to sub-delegate all its powers hereby conferred, including by power of attorney to any employee of the Group) on behalf of the Company to:

i)             approve, authorise, enter into, designate terms in, execute (including without limitation the affixing of the common seal of the Company) and deliver, any and all documentation in connection with the proposed transaction and to make any amendments the committee in its absolute discretion sees fit;

ii)            issue and determine the terms of preference shares in the Company with a total issue price (being the aggregate of the nominal value and share premium) of £1.2bn or its equivalent as a result of the conversion or exchange of any exchangeable capital securities in the Company issued pursuant to resolution (a), the issue of preference shares with a total issue price equivalent to the amount of deferred interest (if any) on the capital securities at the time of the conversion or exchange of the capital securities, and the issue of preference shares which are not connected to the capital securities issued pursuant to resolution (a), each in accordance with the articles of association of the Company;

iii)           Determine, approve and amend the rights, terms and conditions of the proposed transaction, including but not limited to the appointment of any sponsors/underwriters, the split into one or more tranches, and the timing, currency, pricing and target market of each;

iv)           do or procure to be done or deliver all and any such further things as the committee sees fit, including any public announcements, actions or documents which may be necessary and/or desirable in connection with the proposed transaction; and

v)            to file or procure the filing of all relevant filings with the Registrar of Companies or any other relevant authority (such as, for example, the UKLA or any stock exchange) in connection with the proposed transaction.

Certified a true copy

/s/ Peter Maynard
Company Secretary

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EXTRACT FROM THE DRAFT MINUTES OF THE BOARD, 30 JUNE 2005

At the last Board meeting there was a discussion on whether to exchange senior debt for hybrid debt which has more favourable regulatory treatment. We had formed a Bond Holders’ Committee through the ABI and launched an exchange proposal. Due to a downturn in the US market (because of downgrading of US auto manufacturers) it was decided not to proceed in the light of bond holder reaction. Furthermore, if bond holders accepted our proposal, other insurers in Europe would follow (i.e. exchange senior debt for hybrid debt) and it appeared that the market would not accept a large volume of exchanges of this nature and we did not wish to issue new debt at spreads outside the normal range.

Mr Broadley informed the Board that there was a short term opportunity to access the markets to replace the £150 million debt maturing in 2007 before the interim announcement. This would not be an exchange offer but he believed it was sufficiently close to the maturity of existing debt of the same value that it would not cause a problem with the rating agencies. Mr Broadley recommended that the company proceed with the issue.

The Board’s attention was drawn to the resolution passed at the February Board authorising the issue by the Company of hybrid capital securities. The Board resolved that the issue of £150 million of hybrid capital securities (or such other amount as the Committee to approve the issue and the Approvals Committee authorise) should proceed and further resolved that a committee of the Board be established on the terms and with the authorities set out in paragraph D of the February resolution in order to complete the recommended issue.

I certify this is a true copy of the draft of the minutes of the Prudential plc Board held on Thursday, 30th June 2005, which has been approved by the Chairman, Group Chief Executive and Group Finance Director

/s/ Peter Maynard
Peter Maynard
Group Secretary
12 July 2005

Prudential plc (the “Company”)

Minutes of a meeting of a committee established by a resolution of the Board of Directors of the Company passed on 17 February, 2005 held at Laurence Pountney Hill, London on 11 July, 2005

at 9.15 a.m

Present:	Philip Broadley	(In the Chair)

John Foley

In Attendance:	Elisabeth Wenusch

1.             Notice and Quorum

It was noted that the committee consisting of the Group Finance Director, the Director, Group Finance and Risk and the Managing Director, Prudential Finance (the “Committee”) had been established by resolution of the board of directors of the Company passed on 17 February, 2005 (the “Board Resolution”). It was also noted that due notice convening the meeting had been given and that a quorum was present and therefore that the meeting had been duly convened.

2.             Purpose of the Meeting

It was noted that the Board Resolution approved the issue of up to £1.2 billion (or its equivalent in another currency) hybrid or capital securities convertible or exchangeable into preference shares of the Company. Although the Board Resolution referred to the proceeds of such hybrid or capital securities being used, amongst other things, to purchase certain of the Company’s outstanding debt securities, on 30 June, 2005 the board of directors of the Company confirmed in a further board resolution that the Committee had the capacity and power to approve the issue of up to £1.2 billion (or its equivalent in another currency) hybrid or capital securities convertible or exchangeable into preference shares of the Company on a standalone basis.

The purpose of the meeting was to approve the documents prepared in connection with an issue of debt securities under the Company’s US registered shelf facility.

3.             Discussion

It was noted that the Company had appointed Citigroup and Merrill Lynch as underwriters in connection with the issue of the Capital Securities (as defined below).

4.             Tabling of Documents

Final or near final drafts of the following documents were produced to the Meeting:

(A)          the Prospectus Supplement in relation to an issue of dollar denominated perpetual subordinated capital securities which are exchangeable at the Company’s option into preference shares in the Company (the “Capital Securities”) as filed with the SEC (the “Prospectus Supplement”);

(B)           the Second Supplemental Subordinated Indenture to be entered into between the Company and Citibank, N.A. (the “Second Supplemental Indenture”) which supplements the Subordinated Indenture dated as of 6 August, 2004 between the Company and Citibank, N.A.;

(C)           the Pricing Agreement to be entered into between the Company and Citigroup and Merrill Lynch as the representatives of the underwriters of the Capital Securities (the “Pricing Agreement”) which supplements the underwriting agreement dated 30 July, 2004 and entered into between the Company, the said representatives and certain others (the “Underwriting Agreement”); and

(D)          the Agreement to be entered into between the Company and JPMorgan Cazenove Limited (the “Calculation Agency Agreement”),

such documents together being the “Documents”.

5.             Resolutions

After discussion it was resolved that the Company proceed with issuing the Capital Securities under the US registered shelf facility, that the appointment of Citigroup and Merrill Lynch as underwriters of the Capital Securities be approved and that the Documents tabled at the meeting be approved and any one Director or Andrew Crossley or John Foley (each acting singly) be and is hereby authorised to:

(i)            agree and approve any amendment or modification to any Document and to agree and approve any other deeds, notices, certificates and documents which are related to, necessary or desirable in connection with the use of the shelf facility and the issue of the Capital Securities, the execution of the same being conclusive evidence of such agreement and approval;

(ii)           sign, on behalf of the Company, each of the Documents (other than any Documents which are required to be executed by way of deed) in each case as amended as aforesaid; and

(iii)          to execute any other documents (other than those which are required to be executed by way of deed) and to take such other action as any of them in his/her discretion approve as incidental to, necessary or desirable in connection with the issue of the Capital Securities under the shelf facility including, without limitation:

(a)                                  any certificate or any other document required to be delivered as a condition to closing under the Underwriting Agreement;

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(b)           any forms or documents necessary or desirable for the listing of the Capital Securities;

(c)           any confirmation, notice, letter or document which is necessary or desirable to provide to the Inland Revenue, the FSA, the SEC, the Company’s auditors or any rating agencies; and

(d)           any other document, certificate, notice or receipt which is necessary or desirable in connection with the closing of the Capital Securities; and

It was further resolved that any two directors or a director and the secretary of the Company be and are hereby authorised to execute any document which is required to be executed by way of deed (including any Document) relating to or which is necessary or desirable in connection with the issue of the Capital Securities above by signing such document or witnessing the affixation of the Company’s seal thereto.

There being no further business the meeting closed.

/s/ Philip Broadley
Acting as Chairman of the Meeting

CERTIFIED A TRUE COPY

/s/ Peter Maynard
Secretary

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Prudential plc (the “Company”)

Minutes of a meeting of a committee established by a resolution of the Board of Directors of the Company passed on 17 February, 2005 and held at Laurence Pountney Hill, London on 12 July, 2005

Present:	Philip Broadley	(in the Chair)
Andrew Crossley

In Attendance:	Elisabeth Wenusch

1.             Notice and Quorum

It was noted that the committee consisting of the Group Finance Director, the Director, Group Finance and Risk and the Managing Director, Prudential Finance (the “Committee”) had been established by resolution of the board of directors of the Company passed on 17 February, 2005. It was also noted that due notice convening the meeting had been given and that a quorum was present and therefore that the meeting had been duly convened.

2.             Purpose of the Meeting

It was noted that the Committee had resolved to proceed with the issue by the Company of dollar denominated perpetual subordinated capital securities which are exchangeable at the Company’s option into preference shares in the Company (the “Capital Securities”) on 11 July, 2005 and the Committee had resolved to approve the documents prepared in connection with the issue of the Capital Securities under the Company’s US registered shelf facility. This meeting had therefore been convened to consider and, if thought fit, approve the amount, size and interest rate relating to the Capital Securities.

The minutes of the meeting held on 11 July, 2005 (which had been signed by the Chairman of such meeting) were produced to the meeting.

3.             Discussion

The following terms (as more fully described in the Preliminary Prospectus Supplement (as defined below)) of the Capital Securities and the preference shares were proposed:

(A)          that they be perpetual, subordinated and exchangeable at the Company’s option into preference shares of $.0.01 in nominal amount;

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(B)           that the aggregate principal amount be US$300,000,000 and the issue price be 100%;

(C)           the interest rate in respect of the Capital Securities be non-cumulative and set at 6.5 per cent, per annum;

(D)          the interest payment dates be 23rd March, 23rd June, 23rd September and 23rd December in each year commencing on 23rd September, 2005;

(E)           the dividend rate on the preference shares for which the Capital Securities may be exchanged be 6.5 per cent, of the liquidation preference per annum; and

(F)           the dividend payment dates in respect of the preference shares be 23rd March, 23rd June, 23rd September and 23rd December in each year.

Preliminary Prospectus Supplement

In connection with the issue of Capital Securities, the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) dated 11 July, 2005 was produced to the meeting for discussion.

4.            Resolutions

After careful consideration, it was RESOLVED that:-

(A)          the issue of the Capital Securities on the terms set out above, be and is hereby approved; and

(B)           the Preliminary Prospectus Supplement be and is hereby approved in the form produced to the meeting.

There being no further business the meeting closed.

/s/ Philip Broadley
Acting as Chairman of the Meeting

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